Exhibit 99.1

Slide 1

Westborough Financial Services, Inc.
Annual Shareholders' Meeting

Wyndham Westborough Hotel
Westborough, Massachusetts
3:00 p.m.
January 29, 2004

Slide 2

Forward Looking Statements

The foregoing material may contain forward looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers or attendees should not place undue reliance on any forward looking statements.

Westborough Financial Services, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

1/28/2004 11:27

While the votes are being tabulated I would like to take a few minutes and report to you on the performance for the fiscal year end 9/30/03 of WFSI and Westborough Bank. As always, legal counsel has asked me to preface my remarks with this disclaimer concerning forward looking statements, which may be found on Page 1 of Management's Discussion and Analysis of Financial Condition and Results of Operations contained in our Annual Report.

Slide 3

Westborough Financial Services, Inc.

Net Income
September 30,

$ Thousands

$1,473
$1,251
$1,398
$979
$966
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
1999
2000
2001
2002
2003

Turning to the first slide, the consolidated financial statements for the year ended 9/30/03 reflect a decrease in net income of $13,000 (1.3%) to a level of $966,000 as compared to $979,000 for the prior fiscal year. Dilutive earnings per share of $.62 (2003) and $.63 (2002) were essentially flat as well. This slight decrease in net income was primarily the result of a decline in net interest income of $294,000. This was the result of the general decline of interest rates, which fueled the desire of our loan customers to refinance or renegotiate their loans to lower rates. Hundreds of our real estate mortgage loan customers took advantage of the historically low interest rate environment and renegotiated rate reductions on $45.9 million of principal balances.

Slide 4

Westborough Financial Services, Inc.

Net Interest Margin

Years Ended September 30,

$16
$14
$12
$10
$8
$6
$4
$2
$0
Millions

	1998	1999	2001	2002	2003
Interest Income	$9.9	$10.6	$14.1	$13.9	$12.1
Interest Expense	$4.5	$5.0	$6.9	$5.4	$3.9
Net Interest Margin	$5.4	$5.6	$7.2	$8.5	$8.2

This second slide shows the decrease in the components of net interest income from $8.5 million to $8.2 million.

Interest and dividend income declined by $1.8 million or 13% to $12.1 million for the year ended September 30, 2003. The decrease in interest and dividend income was mainly the result of a decline in the rate earned on interest earning assets offset, to a lesser extent, by an increase in the volume of interest earning assets. During the year, the Federal Reserve Bank's Federal Open Market Committee, ("FOMC") reduced the target rate for fed funds to 1% the lowest rate in forty years. This declining interest rate environment translated into declining rates earned on loans, investment securities and short-term investments.

Interest expense declined by $1.5 million, or 28%, to $3.9 million for the year ended September 30, 2003 from $5.4 million for the year ended September 30, 2002. Interest expense declined mainly due to a decline in the average rate paid on interest-bearing liabilities offset, to a lesser extent, by an increase in the average volume of interest bearing liabilities. The previously mentioned FOMC interest rate reduction allowed the Company to reduce rates paid on NOW, savings, money market deposit and certificates of deposit accounts.

Slide 5

Westborough Financial Services, Inc.

Net Interest Margin

4.20
4.00
3.80
3.60
3.40
3.20
3.00
3.67
3.90
3.67
3.58
3.44
3.41
3.41
3.76
4.09
3.93
3.95
3.65
3.53
3.35
3.58
3/00
6/00
9/00
12/00
3/01
6/01
9/01
12/01
3/02
6/02
9/02
12/02
3/03
6/03
9/03
Westborough
Peer Median

The peer group represents publicly traded thrifts with assets of $1 billion or less.

Just one more comment on net interest margin. This next slide, provided by our friends at RBC Capital, shows our net interest margin by quarter since our reorganization in 2000. As you can see, we have always been above our peers and f/y 2003 was a particularly strong year as the net interest margin was in the top 1/3 of publicly traded thrifts (asset < 1bil) nationwide. One of our challenges going forward will be to maintain this strong net interest margin.

Slide 6

Westborough Financial Services, Inc.

Operating Expenses
Years ended September 30,

($ in millions)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
$4.6
$5.8
$7.0
$7.4
$7.6
1999
2000
2001
2002
2003

The next slide shows operating expenses

Operating expenses increased by $167 thousand, or 2.2%, to $7.6 million for the year ended September 30, 2003 as compared to $7.4 million for the previous year ended September 30, 2002 primarily as a result of increases in salaries, benefits and occupancy expenses. These expenses were offset, to a lesser extent, by declines in marketing expenses and legal fees.

Slide 7

Westborough Financial Services, Inc.

Percent Growth in Operating Expenses

30.0%
25.0%
20.0%
15.0%
10.0%
5.0%
0.0%
-5.0%

	2000	2001	2002	2003	1st Qtr
Percent	25.0%	19.7%	6.7%	2.2%	-0.2%

Once again, we have managed to slow the rate of growth in our operating expenses from 25% for f/y 2000 down to 2.2% for f/y 2003. For our most recent quarter ended December 31, 2003, operating expenses were down 0.2% from the comparative quarter ended December 31, 2002. Our ongoing investment in human resources remains our largest single challenge going forward as we attempt to balance our need for skilled and motivated staff to deliver first class service and support to our customers, with the need to grow earnings. We believe the first begets the second.

Slide 8

Westborough Financial Services, Inc.

Assets
September 30,

Millions
$240
$200
$160
$120
$80
$40
$0
$174.6
$206.0
$225.7
$241.3
$256.1
1999
2000
2001
2002
2003

Turning to the Balance Sheet, this next slide shows the continued growth of the bank. Total assets increased by $14.8 million or 6.2% to $256.1 million at Sept. 30, 2003 from $241.3 million at September 30, 2002. In the four years since our reorganization in 2000, total assets have grown by $50 million. . . . .a compounded rate of growth of approximately 7 1/2%.

Slide 9

Westborough Financial Services, Inc.

Asset Mix
September 30,

$150
$120
$90
$60
$30
$0
Millions

	1999	2000	2001	2002	2003
Investments	$64.5	$70.1	$75.6	$90.8	$96.6
Loans	$92.1	$113.6	$135.0	$132.9	$141.6

The next slide shows the composition or mix of the balance sheet.

Net loans during this period increased $8.7 million, or 6.5%, to $141.6 million at September 30, 2003 from $132.9 million at September 30, 2002. The loan increase was primarily due to growth in our one-to-four family residential loan portfolio. Investments increased by $5.7 million, or 6.4%, to $96.5 million at September 30, 2003 as compared to $90.8 million at September 30, 2002 due primarily to the investment of funds provided from deposit growth.

Slide 10

Westborough Financial Services, Inc.

Deposits
September 30,

Millions
$210
$180
$150
$120
$90
$60
$30
$0
$150.1
$163.4
$185.1
$202.1
$215.9
1999
2000
2001
2002
2003

Total deposits increased by $13.8 million, or 6.8%, to $215.9 million at September 30, 2003 from $202.1 million at September 30, 2002. Most of this increase was attributable to increases in variable-rate tiered accounts and regular savings accounts. In the current low interest rate and volatile investment environment, deposit customers preferred to place their deposits in stable accounts that offer higher liquidity. The slide indicates solid consistent growth in deposits during past five years.

Slide 11

Westborough Financial Services, Inc.

Deposit Mix
September 30,

Millions
$150
$135
$120
$105
$90
$75
$60
$45
$30
$15
$0

	1999	2000	2001	2002	2003
Certificates	$52.0	$55.6	$63.8	$63.1	$54.2
Non-Certificates	$98.1	$107.8	$121.3	$139.0	$161.7

This is seen in the next slide that shows non-certificate (core deposit) accounts increasing by $22.7 million (or 16.3%) to $161.7 million at 9/30/03 compared to $139.0 million at 16.3% 9/30/02, while certificates of deposit decreased 14.1%, to $54.2 million at 9/30/03, from $63.1 million at 9/30/02.

Recently, as the national economy has shown signs of improvement, we are beginning to see some deposit out-flow as investors begin to return to the stock market.

Slide 12

Westborough Financial Services, Inc.

Capital Ratio
September 30,

15.00%
12.00%
9.00%
6.00%
3.00%
0.00%
11.04%
12.00%
11.93%
11.60%
11.21%
1999
2000
2001
2002
2003

The bank's capital level remains very strong at 11.21% of assets. That is well above all regulatory capital requirements, which are detailed on Page F26 in our 2003 Annual Report.

Slide 13

Westborough
Bank

Our newest branch is located at 23 Maple Avenue, Shrewsbury.

The branch was opened in May, 2003.

For those of you who haven't seen it, this is our new branch in Shrewsbury.

During the year we completed the construction of this facility at 23 Maple Avenue in Shrewsbury. Our plan is to consolidate our Shrewsbury market into this new 3400 square foot building relocating from 900 square feet of retail space next door at 19 Maple Ave. and from 450 square feet at Shaw's supermarket. The 19 Maple Ave. site has been sub-let and the supermarket branch is scheduled to close in the spring.

Before I open the floor for your questions I have just 4 more slides I would like to share with you.

The first three concern our stock price performance.

Slide 14

Westborough Financial Services, Inc.

Common Stock Performance

Quarter Ended	Ending Price	Change from Conversion
Conversion	$10.00	
03/31/00	$9.25	-8%
09/30/00	$10.53	5%
03/31/01	$11.09	11%
09/30/01	$17.75	78%
03/31/02	$20.42	104%
09/30/02	$22.30	123%
03/31/03	$24.65	147%
09/30/03	$30.75	208%

This slide tracks the closing price of the stock at six-month intervals as well as its appreciation since our reorganization in 2000.

Slide 15

Westborough Financial Services, Inc.

Stock Price Since Inception

WFSM Monthly
© BigCharts.com
40
30
20
10
0
00
01
02
03

This next slide graphs the same data on a daily basis through this month.

The price has recently traded as high as $37.50 and closed last night at ____.

Slide 16

Westborough Financial Services, Inc.

Common Stock Performance

Relative Price Performance
225%
200%
175%
150%
125%
100%
75%
50%
25%
0%
-25%
-50%
-75%
2/17/00
6/4/00
9/20/00
1/6/01
4/24/01
8/10/01
11/26/01
3/14/02
6/30/02
10/16/02
2/1/03
5/20/03
9/5/03
12/22/03
WFSM
SNL Thrift Index
NASDAQ Composite
S&P 500

This next slide, again provided by RBC Capital, compares our price performance with the SNL Thrift Index, which we closely track and with the broader S&P 500 and NASDAQ Composite, which we have consistently out-performed during the last two years as investors sought stability in a bear market.

Slide 17

Westborough Financial Services, Inc.

Quarterly Financial Information

	FYE 9-30-04 First Qtr	Year Ended September 30, 2003 Fourth Quarter	Third Quarter	Second Quarter	First Quarter
		(dollars in thousands, except earnings per share data)			
		(unaudited)			
Interest and dividend income	$ 2,969	$ 2,866	$ 2,877	$ 3,059	$ 3,210
Interest expense	759	822	913	1,004	1,142
Net interest income	2,210	2,044	1,964	2,055	2,068
Provision for loan loss	30	-	-	-	-
Gains (loss) on security transactions	(1)	(8)	132	(7)	4
All other income	234	162	239	162	224
Operating expenses	1,897	1,721	2,008	1,913	1,900
Provision (credit) for income taxes	167	195	100	118	118
Net income	$ 349	$ 282	$ 227	$ 179	$ 278
Earnings per common share:					
Basic	$ 0.23	$ 0.18	$ 0.15	$ 0.12	$ 0.18
Diluted	$ 0.22	$ 0.18	$ 0.15	$ 0.12	$ 0.18

And finally, this last slide compares our most recent quarterly earnings (for the quarter ended 12/31/03) with the previous four quarters. Our press release, which was distributed via the business wire at 3:00 p.m. this afternoon, is available at the back of the room.

Briefly, net income was $349,000 ($0.22 diluted earning per share) for the q/e 12/31/03, which was up from the q/e 9/30/03 ($0.18 diluted earnings per share) and up from $278,000 ($0.18 dilutive earnings per share) reported for the quarter ended 12/31/02.

The q/e 12/31/03, 25.5% increase in net income over the comparative q/e 12/31/02 was primarily due to an increase in our net interest margin, coupled with a slight decline in our operating expenses. The Company's return on average assets for the quarter ended December 31, 2003 was .54%, as compared to .45% for the q/e December 31, 2002. The Company's annualized return on average stockholders' equity (ROE) improved to 4.82% for q/e 12/31/2003, compared to 3.91% for q/e December 31,2002.

As a result of deposit out flow the Company's total assets declined $2.1 million, or 0.81%, to $254.1 million at December 31, 2003 from $256.1 million at September 30, 2003. However during the same three-month period, our loan portfolio grew by $1.7 million. Asset quality remained strong, with non-performing assets as a percent of total assets of 0.24% at December 31, 2003 as compared to 0.25% at September 30, 2003.

The Company's capital ratio remained strong at 11.28% of assets at December 31, 2003, up from 11.21% at September 30, 2003.

At this time, I would be happy to answer your questions.